            FIRST AMENDMENT TO THE MCM CORPORATION PHANTOM STOCK PLAN


         THIS FIRST AMENDMENT TO THE McM CORPORATION PHANTOM STOCK PLAN (the "Amendment") is made this 6 day of AUGUST, 1996, by the Board of Directors (the "Board") of McM Corporation, a North Carolina corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Board has discussed the vesting schedule provided for in paragraph 5.3(b) of the McM Corporation Phantom Stock Plan (the "Plan") and its applicability to various situations that may arise;

         WHEREAS, the Board has determined that it is in the best interests of the Company for the application of the vesting schedule of the Plan to be modified in the event of a) an involuntary termination of the employment of an Employee without cause or b) a Change in Control (as defined below) of the Company.

         NOW, THEREFORE, the Board has resolved that the following changes be made to the Plan:

         1. Involuntary Termination Without Cause. Paragraph 5.3(c) of the Plan shall be amended by adding the following sentence to the end of the current paragraph 5.3(c):

         The "Years From Award Date to Date of Termination of Employment" time period referred to in Paragraph 5.3(b) of the Plan shall include any remaining term under any employment agreement an Employee may have with the Company and/or its Subsidiaries on the date of termination.

         2. Change in Control. The following Paragraph 5.3(f) shall be added to the Plan:

         (f) Upon the execution of an agreement the performance of which will result in a Change in Control (as defined below) of the Company, any shares of phantom stock held by an Employee shall fully vest as of the date of such execution. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if any "person," as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), other than a trustee or fiduciary holding securities under an employee benefit plan of the Company and/or its subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty-one percent or more of the combined voting power of the Company's then outstanding securities.



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


         3. No Other Modifications. Except as modified and amended herein, the Plan is ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the Company, by action approved and directed by its Board of Directors and consented to on his own behalf by the sole Employee currently holding shares of phantom stock pursuant to the Plan, has executed this Amendment as of the day and year first above written.



                                    MCM CORPORATION, a North Carolina
                                    corporation
Attest:

                                    By: /s/ GEORGE E. KING
                                        ---------------------------------------
                                        George E. King, Chief Executive Officer

/s/ MICHAEL D. BLINSON
----------------------------------------
Michael D. Blinson, Corporate Secretary



[Corporate Seal]





CONSENTED TO AND APPROVED:



/s/ STEPHEN L. STEPHANO          (Seal)
--------------------------------
Stephen L. Stephano, Employee





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